Exhibit 10.23
(ENGLISH TRANSLATION)
CER no. 04/08
RESERVE POWER AGREEMENT – CER
CER No. 04/08
PRODUCT 2010/2025

RESERVE POWER AGREEMENT – CER, UNDER THE ENERGY AVAILABILITY TYPE, BY AND BETWEEN UTE ANGÉLICA AND THE ELECTRIC POWER SALES CHAMBER – CCEE.
On one side, Angélica Agroenergia Ltda – UTE ANGÉLICA, company authorized to generate electric power, with headquarters at Estrada Angélica, BR 267 Km. 14 s/nº., Fazenda Kurupay, Rural Zone, in the City of Angélica, State of Mato Grosso do Sul, enrolled with the National Registry of Legal Entities of the Ministry of Finance [CNPJ/MF] under number 07.903.169/0001-09, hereinafter called SELLER, and, on the other side, the Electric Power Sales Chamber – CCEE, with headquarters at Alameda Santos 745, 9° andar, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under number 03.034.433/0001-56, simply called CCEE, and jointly called the PARTIES, and individually the PARTY, represented herein by their undersigned legal representatives, under the terms of their corporate and statutory documents.
WHEREAS:
     1. Articles 3 and 3A of Law no. 10.848 dated March 15, 2004, together with the provisions of Decree no. 6.353, dated January 16, 2008, establish the conditions for the hiring of RESERVE POWER for the National Interconnected System – SIN, being the costs associated to such hiring borne by the USERS by means of the EER payment;
     2. The contracting of RESERVE POWER is done by means of auctions promoted by the National Electric Power Agency – ANEEL, directly or indirectly, according to the guidelines of the Ministry of Mines and Energy – MME;
     3. The Electric Power Sales Chamber – CCEE, under the terms of Decree no. 5.177 dated August 12, 2004, with the wording given by Decree no. 6.353, of 2008, has the responsibility of celebrating agreements associated to the RESERVE POWER in the capacity of representative of the USERS;
     4. The SELLER participated of the 1st Auction to hire Reserve Power originated from Biomass (“AUCTION”), promoted by ANEEL, held on August 14, 2008, according to the Auction Announcement no. 001/2008-ANEEL (the “BID ANNOUNCEMENT”), and under the terms of Law no. 10.848, dated March 15, 2004, of Law no. 11.488, dated June 15, 2007, of Decree no. 5.163, dated July 30, 2004, of Decree no. 6.353 dated January 16, 2008, of the MME Administrative Rules no. 331, dated December 4, 2007, no. 6 dated January 9, 2008, no. 20 dated January 18, 2008, no. 29, dated January 29, 2008, no. 69, dated February 28, 2008 and no. 141 dated April 2nd, 2008, of the Confirmation Resolution no. 644, dated April 22nd, 2008 and other applicable provisions;
     5. Under the terms of the corresponding Authorization granted by the Granting Power, as provided by the BID ANNOUNCEMENT, the SELLER was authorized to generate electric power, by means of the operation of the Thermo electrical Plant(s) UTE ANGÉLICA, located respectively at Estrada Angélica, BR 267, Km. 14, s/nº number, Fazenda Kurupay, Angélica – MS, with installed power of 32,0 MW;
     6. The hiring of the RESERVE POWER shall observe the provisions of the legislation , in the SALES CONVENTION, in the RULES and applicable SALES PROCEDURES;
The PARTIES have agreed to celebrate the present RESERVE POWER AGREEMENT – CER, hereinafter called “AGREEMENT” or “CER”, which will be ruled by the provisions of Law no. 10.848 of 2004, of Law no. 11.488, of 2007, of Decree no. 5163 of 2004, of Decree no. 6.353 of 2008, and other applicable legal and regulatory provisions, as well as by the SALES RULES AND PROCEDURES, and according to the following clauses and conditions: -
CLAUSE 1 – OBJECT AND ATTACHMENTS OF THE AGREEMENT
1.1 The AGREEMENT has the purpose of establishing the terms and conditions which will rule the hiring of ELECTRIC POWER produced by the PLANT(s) in the CONTRACTED POWER amounts indicated in the schedules of sub clause 6.1, as of the SUPPLY INITIAL DATE.
1.2 The Parties of the present AGREEMENT are:-
a)	ATTACHMENT I – SCHEDULE WITH REFERENCES OF THE PLANT(S);

b)	ATTACHMENT II – DEFINITIONS; and

c)	ATTACHMENT III – AUTHORIZATION ACT, which will be incorporated to the AGREEMENT by reference, as if transcribed therein.
1.3 In case of divergence between the provisions of the AGREEMENT and its ATTACHMENTS, the provisions of the AGREEMENT shall prevail.
CLAUSE 2 – DEFINITION AND ASSUMPTIONS
2.1 For the perfect understanding and accuracy of the technical terminology used in the AGREEMENT and its attachments, the terms and expressions written in capital letters when used in the AGREEMENT shall have the meanings listed in ATTACHMENT II – DEFINITIONS.
2.2 The use of the definitions hereof, in the plural or singular, masculine or feminine, does not change the meaning assigned thereto in ATTACHMENT II – DEFINITIONS.

CLAUSE 3 – TYPE OF AGREEMENT
3.1 The AGREEMENT is executed in the ELECTRIC POWER availability type.
3.2 The Point of Delivery of the CONTRACTED POWER shall be the GRAVITY CENTER of the SUBMARKET, where the PLANT(s) is(are) located, in the quantities indicated by sub clause 6.1.
3.3 The SELLER is responsible for the operation and maintenance of the PLANT(s), as well as for the delivery of the CONTRACTED POWER, under the terms of Clauses 5 and 6.
3.3.1	As a consequence of the object of the AGREEMENT, all or part of the PHYSICAL GUARANTEE of the Plant(s) will be committed to the CONTRACTED POWER for the SUPPLY PERIOD, according to the amounts foreseen in sub clause 6.1, being the remainder free and clear for other agreements or use by the SELLER.

3.3.2	The PHYSICAL GUARANTEE of the PLANT(s) and the corresponding percentage committed to this AGREEMENT are listed in ATTACHMENT I.
3.4 In consideration of the sale of the CONTRACTED POWER, the SELLER will be entitled to receive the FIXED REVENUE for each year of supply, as determined by Clause 7.
3.5 The commitment of the SELLER, in terms of delivery of ENERGY, refers exclusively to the production of ELECTRIC POWER by the PLANT(s) referred to the GRAVITY CENTER of the SUBMARKET where the PLANT(s) is/are located, in the amount of the CONTRACTED ENERGY(ies).
CLAUSE 4 – DURATION OF THE AGREEMENT AND SUPPLY PERIOD
4.1 The AGREEMENT will become in force on the present date and expires in the last day of the month of March, 2025 (second month before the month of the start-up of the CONTRACTED POWER DELIVERY PERIOD BY THE PLANT(s) and the expiry will occur 24 hours after the last day of March 2025 (second month before the initial month of the CONTRACTED POWER DELIVERY PERIOD BY THE PLANT(s) .
4.2. THE SUPPLY PERIOD shall be of 15 years and shall be in force for the period under sub-item 4.3, despite the final authorization term by the SELLER.
4.3. The starting SUPPLY PERIOD shall be at midnight of the 1st day of April of the year 2010 (prior month to the starting SUPPLY PERIOD month of the CONTRACTED POWER DELIVERY PERIOD BY THE PLANT(s) and the ending shall be at midnight of the last day of March of the year 2025 (second month prior to the starting month of CONTRACTED POWER DELIVERY PERIOD BY THE PLANT(s).
4.4 Should the final term of authorization of the SELLER expire before the end of the SUPPLIES PERIOD, the successor in title of the corresponding authorization shall take over all obligations and rights provided in the AGREEMENT.
4.5 The expiry of the AGREEMENT shall not affect any rights or obligations of the PARTIES which occur before such event, even if its exercise or compliance occurs after the end of the AGREEMENT.
CLAUSE 5 – OBLIGATIONS OF THE PARTIES
5.1 All activities, operations and procedures provided by the AGREEMENT, irrespectively of their definition and treatment hereunder, shall be done as provided by the legislation applicable to the matter, under ANEEL regulations, in the SALES CONVENTION, in the SALES RULES AND PROCEDURES and in the specific NETWORK PROCEDURES.
5.2 The operational requirements for the delivery of the CONTRACTED POWER shall be fully met by the SELLER according to the conditions and standards established in the NETWORK PROCEDURES, especially those related to the installation and operation of the SMF.
5.2.1	In relation to the operation of the delivery of the CONTRACTED POWER to SIN, the SELLER will be responsible for the implementation of all acts required and delivery of all documents to CCEE, according to the terms and conditions provided in the applicable SALES PROCEDURES, for purposes of determination of the generation, modeling of the measurement assets and other purposes related to the accounting and financial liquidation procedures related to the present AGREEMENT.
5.3 The SELLER is fully liable for all risks, obligations and responsibilities, TAXES, tariffs and charges, connection, of use of the transmission and distribution and those related to electric losses due and/or occurred by and between the PLANT(s) and the GRAVITY CENTER of the SUBMARKET where the PLANT(s) are located.
5.4 Along the SUPPLY PERIOD, the SELLER shall assure the delivery of the CONTRACTED POWER, exclusively through the generation of ELECTRIC POWER originated from the PLANT(s).
5.5 The occurrence of ENERGY deliveries in amount inferior to the CONTRACTED POWER, during the determination period comprising the month prior to the month subsequent to the CONTRACTED POWER DELIVERY PERIOD, shall subject the SELLER to the penalties provided by Clause 14.
5.5.1	The delay in entering commercial operation of the generation units of the PLANT(s) and/or the occurrence of UNAVAILABILITY in the PLANT(s) which may hinder the POWER delivery in the amounts of CONTRACTED POWER, shall be object of application of the penalties defined by Clause 14.

5.5.2	The amount of POWER not delivered due to the reduced generation of the PLANT(s) due to systemic requirement, obeying the ONS command, shall not be taken into consideration in the audit covered by this clause.

5.5.3	The amount of undelivered POWER shall not subject the SELLER to financial exposure in the SHORT TERM MARKET.

5.5.4	The POWER delivery determination time established by sub clause 5.5 is limited to twelve (12) months.
5.6	CCEE shall promote the collection and payment of EER, as well as the management of CONER and of the RESERVE FUND, aiming at the payment of the FIXED REVENUE established in Clause 7 and possible monetary increases resulting from arrears, under the terms of Clause 9 hereof.
5.7	CCEE will be subject to possible penalties on the non compliance of the rules provided hereunder, as well as by the legislation and regulations related to the management of contracts associated to the RESERVE POWER and the management of CONER and of the RESERVE FUND.

5.8	Without prejudice of the provisions of sub clauses 5.2 to 5.7, the SELLER and CCEE shall continue to be obliged to meet the contractual provisions and the provisions of the AGREEMENT, the applicable legislation, the ANEEL regulations, the SALES CONVENTION, SALES RULES AND PROCEDURES and in the specific NETWORK PROCEDURES, there being no opposition of perfect judicial act or acquired right against the regulatory determinations.
5.9	The delay in entering operations of the distribution or transmission facilities required for the flow of the ENERGY produced by the PLANT(s), provided it is checked by ANEEL, does not release CCEE from the obligations provided by clause 7, exempting the SELLER from the penalties established under Clause 14.
CLAUSE 6 – CONTRACTED POWER
6.1 For the purposes of the AGREEMENT, the SELLER shall deliver to the GRAVITY CENTER of the SUBMARKET where the PLANT(s) is/are located, the CONTRACTED POWER in the amounts specified in the following schedules.
Schedule 1 – ANGÉLICA PLANT
Power Contracted from UTE ANGÉLICA, located in the Southeast/Centre-West Submarket

	CONTRACTED POWER	CONTRACTED POWER
Year of Supply	(Avg. MW)	(MWh)
1st	10	87,600.000
2nd	10	87,600.000
3rd	10	87,600.000
4th	10	87,600.000
5th	10	87,600.000
6th	10	87,600.000
7th	10	87,600.000
8th	10	87,600.000
9th	10	87,600.000
10th	10	87,600.000
11th	10	87,600.000
12th	10	87,600.000
13th	10	87,600.000
14th	10	87,600.000
15th	10	87,600.000
TOTAL	150	1,314,000.000
6.1.1.	The CONTRACTED POWER shall be delivered during the period comprised between April (first month of the DETERMINATION WINDOW) and December (last month of the DETERMINATION WINDOW); for the 1st year of the SUPPLY PERIOD; between April, (first month of the DETERMINATION WINDOW) and December (last month of the DETERMINATION WINDOW) for the 2nd year of the SUPPLY PERIOD and between April, (first month of the DETERMINATION WINDOW) and

December (last month of the DETERMINATION WINDOW) for the 3rd. year of the SUPPLY PERIOD.

6.1.2.	For the two first years of the SUPPLY PERIOD, the CONTRACTED POWER amounts are defined based in the percentages of the PHYSICAL GUARANTEE(s) OF THE PLANT(s) established by the SELLER and shown in ATTACHMENT I hereof.

6.1.3.	The monthly POWER allocation produced by the PLANT(s) shall be dealt with in specific SALES RULES, observing the contractual provisions.
6.2 The POWER delivered by the SELLER to the GRAVITY CENTER shall be accounted for and liquidated in the SHORT TERM MARKET, being the resources corresponding to such liquidation destined to CONER.
6.3 The CONTRACTED POWER indicated in the AGREEMENT shall not be delivered by other PLANTS of the SELLER, by another AGENT OF CCEE nor by the set of the AGENTS, as a consequence of the optimized operation of SIN.
6.4 The SELLER may, at its exclusive discretion, sell the amounts of POWER produced between the beginning of the commercial operation of the PLANT(s) and the INITIAL SUPPLY DATE with any AGENTS, in the Free Contracting Environment – ACL, in the SHORT TERM MARKET or, if applicable, in auctions to acquire POWER, according to the legislation.
6.5 In case of rationing decree, the CONTRACTED POWER amount shall not be reduced.
CLAUSE 7 – PAYMENT OF THE FIXED REVENUE
7.1 Irrespectively of the POWER delivery, the SELLER shall be entitled to receive, as of the INITIAL DATE OF SUPPLY, in relation to each CONTRACTUAL month, by means of the centralized financial liquidation procedure conducted by CCEE, one twelfth of the amount of the PLANT(s’) FIXED REVENUE.
7.1.1	The financial resources used to pay the FIXED REVENUE shall be exclusively originated from CONER.

7.1.2.	The payment of the installments of the FIXED REVENUE shall be done by CCEE by means of credit to the bank account held by the SELLER, opened for such purpose, under no. 82087-3, Branch 0895 of Banco Bradesco S.A., it so being that such bank account can only be modified by means of prior and express consent of the project sponsor.
7.2 The FIXED REVENUE of the PLANT(s) shall be monetarily updated as of the first day of September 2008 (month subsequent to the month of conduction of the AUCTION), based in the amount of:

(i)	FIXED REVENUE of USINA ANGÉLICA during the first year of supply of R$ 13,766,627.41 (thirteen million, seven hundred and sixty-six thousand, six hundred and twenty-seven reais and forty-one cents), related to August 2008 (AUCTION month).

(ii)	FIXED REVENUE of USINA ANGÉLICA during the second year of supply of R$ 13,766,627.41 (thirteen million, seven hundred and sixty-six thousand, six hundred and twenty-seven reais and forty-one cents), related to August 2008 (AUCTION month).

(iii)	FIXED REVENUE of USINA ANGÉLICA from the third to the last year of supply of R $13,766,627.41 (thirteen million, seven hundred and sixty-six thousand, six hundred and twenty-seven reais and forty-one cents), related to August 2008 (AUCTION month).
7.3 The monetary updating of the FIXED REVENUE of the PLANT(s) shall occur annually, always during the month of April (month prior to the beginning of the CONTRACTED POWER DELIVERY PERIOD of the PLANT(s), observing the minimum legal term of twelve months counted as of the first day of the month of September 2008 (month subsequent to the AUCTION month) observing the following formula:
FIXED REVENUE
RFi = RF0 x (Ii / I0)
Where:
RFi will be the new Corrected FIXED REVENUE:
RF0 is the reference FIXED REVENUE determined for year “i” as defined by the SELLER during the AUCTION;
Ii is the IPCA rate for the month of March (Second month before the month of start-up of the CONTRACTED POWER DELIVERY PERIOD of the PLANT(s)); and
I0 is the IPCA rate for the month of August 2008 (AUCTION month).
7.3.1	Six exact digits shall be adopted for the calculations, ignoring the remaining digits as of the seventh number, inclusive.
7.4 Should the IPCA not be published up to the financial liquidation made by CCEE for the payment of EER before the USERS, the latest rate published will be used. On the first financial liquidation after the publication of the index which should have been used, the adjustment of the FIXED REVENUE will be adopted using such rate and the payments based in the provisional index.
7.5 Should the IPCA be extinguished, another official index will be adopted substituting same will be adopted, and, in the absence thereof, another with similar feature, as determined by the Granting Power.
7.6 The SELLER hereby irrevocably declares that the FIXED REVENUE, together with the corresponding monetary updating rules and payment rules provided by the AGREEMENT, are sufficient for the full compliance of the obligations provided hereunder.

7.7 Should new taxes, sectional charges or para-tax contributions or other legal charges be created after the execution date hereof, or the calculation base and/or rates of the current taxes are modified so as to increase or reduce the burden of the SELLER, with reflexes in the contractual balance, the FIXED REVENUE of the PLANT(s) may be adjusted so as to reflect such changes, upward or downward, which become in force after the confirmation by ANEEL.
CLAUSE 8 – PAYMENT CONDITIONS
8.1 The monthly payment due to the SELLER shall be done by means of financial liquidation for the payment of EER before the USERS.
8.2 The above financial liquidation mentioned in sub-clause 8.1 shall happen on date defined through specific SALE PROCEDURE, observing the contractual provisions.
8.3 The monthly amount related to the SELLER’s credit shown in the FINANCIAL LIQUIDATION MAP OF EER shall be defined on the bases of the FIXED REVENUE of the PLANT(s) established under sub-clause 7.3, including possible monetary additions resulting from arrears.
8.4 The monthly payment due to the SELLER shall be done exclusively with financial resources of CONER and of the RESERVE FUND.
8.5 The payments due to the SELLER shall be done free from any burden and unauthorized deductions, including possible financial expenses originated from such payments.
CLAUSE 9 – LATE PAYMENTS AND CONSEQUENT EFFECTS
9.1 Arrears are characterized when the monetary amount obtained by the SELLER, after the financial liquidation to pay the EER, considering the financial resources available to CONER and RESERVE FUND, is inferior to the monthly value related to the SELLER’s credit shown in the EER FINANCIAL LIQUIDATION MAP.
9.2 In case of payment in arrears, the portion not received by the SELLER shall be subject to the following additions:
(i)	Two percent (2%) fine; and

(ii)	Interest on arrears at one percent (1%) per month, calculated pro rata die.
9.3 The additions provided by Sub-clause 9.2 shall be accrued to the amount of the late installments, updated monthly according to the pro rata die fluctuation of the index foreseen by sub-clause 7.3, related to the previous month, observing the provisions of sub-clause 7.5 and shall be included in the EER FINANCIAL LIQUIDATION MAP of the subsequent month.
9.4 Should, during the late period, the monetary correction be negative, the fluctuation provided under sub-clause 9.3 shall be deemed null.

CLAUSE 10 – TERMINATION
10.1 In spite of the irrevocable nature of the AGREEMENT, it may be legally terminated at the discretion of the innocent PARTY, upon the occurrence of any of the following:
I.	If bankruptcy, dissolution or judicial or extrajudicial liquidation is decreed against the SELLER, by means of a 10 days’ notice; or
II.	Should the SELLER’s authorization or legal license issued by the Government or by the Regulatory authority, mandatory to comply with the activities and obligations foreseen hereunder, including, without limitation, the concession of public service, permit or authorization.
10.2 After hearing ANEEL, the occurrence of any of the hypothesis provided by this Clause, if not remedied within a maximum period of 15 business days counted as of the receipt of written notice, shall allow the innocent PARTY to consider the AGREEMENT legally terminated.
10.3 Should the AGREEMENT be terminated, the defaulting PARTY hereby obliges to maintain the innocent PARTY exempt from any obligations and responsibilities under the terms of the AGREEMENT, observing the provisions of the Sub-clause, being also liable for the payment of any burden originated from such termination.
10.4 The Contractual termination does not release the PARTIES from their obligations due up to the termination date and shall not affect or limit any right which, expressly or due to its nature, shall remain in force after the termination or originated thereby.
CLAUSE 11 – RESPONSIBILITY AND INDEMNITY
11.1 The PARTY that, due to action or omission, motivates the termination of the AGREEMENT due to the cases mentioned by Clauses 9 and 10 will be obliged to pay the other PARTY, notwithstanding losses and damages, the applicable termination penalty, calculated pursuant to the formula below:
where:
: is the sum of FIXED REVENUE(S) of the PLANT(S) in force on the date of termination, under the terms of Clause 7;
VEAR: is the remaining volume of CONTRACTED POWER(S) of the PLANT(S) between the date of termination and the date of expiration of the PERIOD OF SUPPLY, expressed in MWh;

: is the sum of the CONTRACTED POWER(S) of the PLANT(S), expressed in MWh, associated with this AGREEMENT for the entire PERIOD OF SUPPLY; and
Min: represents the function minimum, which calculates the smallest out of two values.
11.2. The defaulter shall, within no late than five business days from the date of the termination, to make the payment of the amount set forth in sub-clause 11.1, in addition to interest as set forth by item 9.2.(ii), calculated between the date of calculation of the fine and the date of effective payment.
11.3. In case of controversy in relation to the payment of the penalty due in case of termination, as of sub-clause 11.1, the issue shall be submitted to the process of controversy resolution, as of Clause 12.
11.4. The responsibility of each one of the PARTIES hereunder is, at any title, limited to the amounts of the respective damage caused thereby.
11.5. For the non-compliance of any obligation under their responsibilities, the PARTIES shall become subject to the application of the applicable administrative penalties, according to the applicable legislation, notwithstanding the application of the provisions of the AGREEMENT.
CLAUSE 12 – CONTROVERSY SOLUTION
12.1. A controversy will begin with the CONTROVERSY NOTICE from one PARTY to the other.
12.2. In case of controversies resulting from the AGREEMENT, the PARTIES shall use their best efforts to solve such controversies amicable within up to 15 business days from the receipt of the CONTROVERSY NOTICE.
12.3. In case the controversies resulting from the AGREEMENT are not resolved as set forth by sub-clause 12.2, the PARTIES shall submit such controversies to process of conflict resolution by means of arbitration, as of the COMMERCIALIZATION CONVENTION and ARBITRATION CONVENTION, under the terms of Law no. 9.307, dated September 23, 1996, and Article 4 of Law no. 10.848, dated March 15, 2004, being valid as clause of commitment.
CLAUSE 13 – FORTUITOUS CASE OR ACTS OF GOD
13.1. In case the SELLER is not able to comply with any of its obligations due to fortuitous case or acts of God, under the terms of Article 393 of the Civil Code, the AGREEMENT shall remain in full force, but the SELLER shall not respond for any consequences form the non-compliance of its obligations hereunder during the period of occurrence of the event and proportionally to its effects.
13.2. No event of fortuitous case or acts of God shall exempt the SELLER from its obligations due prior to the occurrence of the respective event or that have been assumed before such event, although expiring during the event of fortuitous case or acts of God, especially obligations of delivery of the CONTRACTED POWER(S) and the payment of eventual penalties.

13.3. The SELLER, when invoking the occurrence of fortuitous case or acts of God, shall adopt the following measures:
I.	communicate CCEE of the occurrence of the event of fortuitous case or acts of God, as soon as possible, but never in term longer than five days from the date of awareness of such event, providing a description of the nature of the event, an estimate on its duration and the impact on the performance of its contractual obligations;

II.	adopt the measures applicable to remedy or attenuate the consequences of the event, aiming at resuming its contractual obligations within the shortest period possible;

III.	regularly communicate CCEE of its actions and its plan of action to remedy and/or minimize such consequences;

IV.	promptly communicate CCEE of the end of the event of fortuitous case or acts of God and respective consequences; and

V.	support all facts and actions with documentation or record available.
CLAUSE 14 – PENALTY FOR THE NON-DELIVERY OF POWER
14.1. The annual reimbursement due by the SELLER in case of delivery of POWER in amounts below those of the CONTRACTED POWER(S), in the period mentioned in sub-clause 5.5, shall be calculated by:
where:
RESSi: this is the reimbursement value, expressed in R$, as a result of the delivery of POWER in amounts below those of the CONTRACTED POWER(S) (ECi), in each year of supply “i”;
ECi: this is the sum of the CONTRACTED POWER(S), in each year of supply “i”;
ENFi: represents the power not supplied, in each year of supply “i”, obtained from the difference, in MWh, between the sum of the CONTRACTED POWER(S) (ECi) and the amount of POWER delivered by the SELLER during the period established in sub-clause 5.5.
j: is a counter that represents the number of times, throughout the PERIOD OF SUPPLY, in which the power not supplied (ENF) was greater than 10% (ten percent) of the sum of the CONTRACTED POWER(S) (ECi). Every year in which such occurrence was verified, the value of “j” will be increased one unit, with the initial value of “j” being equal to 0 and limited to 4;
Pmedn: is the average value of the Difference Settlement Price (“PLD”) related to the period “n” of calculation of the POWER delivered by the SELLER, expressed in R$/MWh;

RAZi: is the ratio between the sum of the FIXED REVENUE(S) of the PLANT(S), expressed in R$/year, and the sum of the CONTRACTED POWER(S) (ECi), expressed in MWh/year, for year of supply “i”.
14.2. The calculation of the power not supplied, defined in sub-clause 14.1, shall occur at the end of the month following that of the expiration of the PERIOD OF DELIVERY OF THE CONTRACTED POWER(S), considering that the penalty, if due, shall be applied by CCEE immediately after the calculation mentioned in this sub-clause, according to the applicable COMMERCIALIZATION RULES AND PROCEDURES.
CLAUSE 15 – MISCELLANEOUS
15.1. This AGREEMENT is signed on an irrevocable and unchangeable basis, for the term of effectiveness defined in Clause 4, notwithstanding the provisions contained in Clauses 10 and 11.
15.2. This AGREEMENT shall not be amended, except if by means of written amendment signed by the PARTIES, observing the provisions of Law no. 10.848, dated 2004, Law no. 11.488, dated 2007, Decree no. 5.163, dated 2004, Decree no. 6.353, dated 2008, and the other legal and regulatory provisions applicable.
15.3. Assignment of rights and/or obligations under this AGREEMENT are authorized in the cases of corporate reorganization (split, merger, incorporation, creation of subsidiary, etc.) of the SELLER, with the express consent of CCEE and execution of the Term of Amendment previously agreed by ANEEL, observing the conditions agreed in this AGREEMENT, especially the FIXED REVENUE(S).
15.4. In case of change of ownership of the authorization of the SELLER, observing the provisions of item II of sub-clause 15.7, and observing the conditions agreed in the AGREEMENT, the subrogation of the rights and obligations resulting from this AGREEMENT is previously and expressly ensure, against prior consent of CCEE.
15.5. The SELLER may assign the credit rights resulting from the AGREEMENT as a collateral for loan agreements related to the PLANT, with the prior consent of CCEE.
15.6. No delay or tolerance, by any of the PARTIES, in relation to the exercise of any right, power, privilege, or remedy contained in the AGREEMENT shall not be deemed as likely to harm such right, power, privilege or remedy, nor will be construed as waiver thereto or novation of any obligation(s).
15.7. Notwithstanding the other obligations set forth in the AGREEMENT, the PARTIES undertake to:
I.	observe and strictly comply with the legislation applicable to their corporate activities and to the activities to be performed under the terms of this AGREEMENT;

II.	obtain and keep duly valid and in force, during the term of effectiveness of the AGREEMENT, all the licenses and authorizations applicable to its corporate activities and/or the compliance of the obligations, including in relation to the grant of authorization assumed hereunder, except if such situation is not modified by a COMPETENT AUTHORITY and, in this case, the PARTIES undertake to adopt a contractual alternative that preserves the economic and financial effects of the AGREEMENT, pursuant to what has been originally agreed; and

III.	inform the other PARTY, within the maximum deadline of 48 hours from the date of awareness of the event, at any title, of any nature, that may represent full and punctual compliance of the obligations assumed under the AGREEMENT.
15.8. The SELLER undertakes not to enter into any agreements of availability or sale of power, nor to amend those currently existing, with the purpose of assuming any commitments of availability, supply, or provision of power in amounts that impede or hinder the compliance of the object of the AGREEMENT.
15.9. Any notice or other communication from one PARTY to the other regarding the AGREEMENT shall be made in writing, in Portuguese, and may be delivered or submitted by means of registered letter, fax, or e-mail, in any with formal proof of receipt, to the added and to the care of the legal representatives and operating representatives, to wit:
If to the SELLER:
c/o: LEONARDO RAUL BERRIDI
Tel.: (11) 3079-5400
Fax.: (11) 3019-3683
E-mail: iberridi@adecoagro.com
If to CCEE:
c/o: AUCTION AND SETTLEMENT MANAGEMENT
Tel.: 0800-100008
Fax.: (11) 3175-6039
E-mail: atendimento@ccee.org.br
15.10. In case any of the provisions set forth in the AGREEMENT is declared illegal, invalid, or unenforceable, the remaining provisions will not be affected, and must remain in full force and effectiveness, and in such case, the PARTIES hereby undertake to adopt a measure that replaces and meets the objectives of the provision deemed illegal, invalid, or unenforceable, and that maintain, to the extent possible, in all circumstances, the balance of the commercial interests of the PARTIES.
15.11. This AGREEMENT shall be homologated by ANEEL, as well as any eventual amendments or alterations.
15.12. This AGREEMENT is acknowledged by the PARTIES at an executive title, as of Article 585, item II, of the Brazilian Civil Procedure Code, for the effects of collection of the amounts due.
15.13. This AGREEMENT shall be governed and construed, in all aspects, by the Brazilian legislation.
15.14. Observing the provisions of Clause 12, the PARTIES elect the Court of the Judicial District of CCEE, expressly renouncing any other, for more privileged it may be, with the specific purpose of adoption of eventual coercive or precautionary measures deemed necessary by the PARTIES, as well as for the eventual execution of arbitration sentence or request for decree of nullity of arbitration sentence.
In witness whereof, the PARTIES sign this instrument.
São Paulo, February 6, 2009.
SELLER:

Digitally signed by: /s/ Cheng Gonk Vim	Digitally signed by: /s/ Cheng Gonk Vim
CHENG GONK VIM	CHENG GONK VIM
Reason: I am approving this document	Reason: I am approving this document
Location:	Location:
Date: 06/02/2009 – 12:02	Date: 06/02/2009 – 12:03
CCEE:
[blank]
WITNESSES:

Digitally signed by: /s/ Ricardo Takeshi Kato	Digitally signed by: /s/ Joao Vitor Costa
Ricardo Takeshi Kato	Joao Vitor Costa
Reason: I am approving this document	Reason: I am approving this document
Location:	Location:
Date: 06/02/2009 – 11:58	Date: 06/02/2009 – 11:59

ATTACHMENT I TO THE RESERVE POWER AGREEMENT – CER
1) TABLE OF TECHNICAL REFERENCES
1. PERIOD OF DELIVERY OF THE CONTRACTED POWER(S) of the PLANT(S)
(i)	1st year of the PERIOD OF SUPPLY: May to November

(ii)	2nd year of the PERIOD OF SUPPLY: May to November

(iii)	after the 3rd year of the PERIOD OF SUPPLY: May to November
2. Time window for the calculation of POWER delivered by the SELLER
(i)	1st year of the PERIOD OF SUPPLY: April to December

(ii)	2nd year of the PERIOD OF SUPPLY: April to December

(iii)	after the 3rd year of the PERIOD OF SUPPLY: April to December

ANGÉLICA PLANT
1. Name of PLANT: ANGÉLICA
2.	Location: Estrada Angélica, BR 267 Km 14, s/nº, Fazenda Kurupay, Angélica – MS

3.	Submarket: Southeast / Mid-West

4.	Installed Power: 32.0 MW

5.	Fuel: biomass

6.	Physical Guarantee: 18.0 MWavg

7.	Declaration of Inflexibility: 18.0 MWavg

8.	Percentage of the total PHYSICAL GUARANTEE of the PLANT committed with this AGREEMENT
(i)	in the first year of the PERIOD OF SUPPLY (2010): 55.56%

(ii)	in the second year of the PERIOD OF SUPPLY (2011): 55.56%

(iii)	after the third year of the PERIOD OF SUPPLY (2012): 55.56%
9.	Unitary Variable Cost (Cvar): 0.00 R$/MWh (zero)

10.	Scheduled Unavailability: 0.0%

11.	Equivalent Fee of Forced Unavailability: 3.0%

12.	Maximum Capacity Factor: 100.0%
Monthly POWER* availability (MWh)

Year of Supply	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
1st year	0,0	0,00	0,00	0,00	30,0	31,0	31,0	31,0	31,0	31,0	31,0	0,0
2nd year	0,0	0,00	0,00	0,00	30,0	31,0	31,0	31,0	31,0	31,0	31,0	0,0
after 3rd year	0,00	0,00	0,00	0,00	30,0	31,0	31,0	31,0	31,0	31,0	31,0	0,0

*	Values indicated by the SELLER and contained in the Technical Qualification issued by EPE

ATTACHMENT II TO THE RESERVE POWER AGREEMENT – CER
DEFINITIONS
CCEE AGENT or AGENT: concessionaire, holder of permission for authorized services and installations of electric power and consumers members of CCEE.
ANEEL: National Agency of Electric Power, autarchy under special regimen established by Law no. 9.427, dated 1996, modified by Law no. 10.848, dated 2004, responsible for the regulation, control, and inspection of the electric power services and installations;
AUTHORIZATION ACT: act of grant of authorization for the generation of electric power, issued by the Granting Power;
COMPETENT AUTHORITY: any government entity with competence to interfere with this AGREEMENT or with the activities of the PARTIES;
SETTLEMENT BANK: financial institution holding the CONER and the RESERVE FUND, hired by CCEE to proceed with the financial liquidation of the amounts informed in the EER FINANCIAL LIQUIDATION MAP;
CHAMBER OF ARBITRATION: entity elected by the AGENTS and by CCEE for the purposes of structuring, organizing, and administering the conflict resolution process that, in the strict exercise of the rights available, shall resolve any conflicts by means of arbitration, under the terms of the Commercialization Convention and the Buy-Laws of CCEE.
ELECTRIC POWER SALES CHAMBER – CCEE: a private legal entity with non-profitable purposes acting under authorization of the Granting Power and regulated and inspected by ANEEL, according to the COMMERCIALIZATION CONVENTION, with the attribution of entering into agreements associated with RESERVE POWER, under the terms of Decree no. 5.177, dated August 12, 2004, with wording as of Decree no. 6.353, dated January 16, 2008;
GRAVITY CENTER: virtual point defined by the COMMERCIALIZATION RULES related to the SUBMARKET where the PLANT is located and the delivery of the CONTRACTED POWER will occur;
RESERVE POWER ACCOUNT– CONER: bank account managed by CCEE for the conduction of operations associated with the contracting and use of RESERVE POWER by the USERS, as of Article 5 of Decree no. 6.353, dated 2008, and applicable rules;
RESERVE POWER AGREEMENT – CER: this agreement, signed between the SELLER and CCEE;
ARBITRATION CONVENTION: instrument signed by the agents of CCEE and by CCEE, under which both undertake to submit conflicts to the CHAMBER OF ARBITRATION, approved by the Resolution of Homologation no. 531, dated August 7, 2007;
COMMERCIALIZATION CONVENTION: legal instrument instituted by Normative Resolution ANEEL no. 109, dated October 26, 2004, under the terms of Law no. 10.848, dated March 15, 2004, Decree no. 5.163, dated July 30, 2004, and Decree no. 5.177, dated August 12, 2004;
DATE OF BEGINNING OF SUPPLY: date corresponding to the beginning of the PERIOD OF SUPPLY of this AGREEMENT;

RESERVE POWER FEE – EER: specific fee for incurring costs resulting from the contracting of reserve power, including administrative, financial, and tributary costs, to be divided by the USERS in the SIN, proportionally to the parcel of the fee in name of such AGENTS, as measured by CCEE on an annually basis, under the terms of Law no. 10.848, dated 2004, and Decree no. 6.353, dated 2008;
RESERVE POWER: POWER destined to increasing the safety in the supply of POWER to the SIN;
ELECTRIC POWER or POWER: quantity of active electric power during any period of time, expressed in MWh;
CONTRACTED POWER: amount of POWER, expressed in MWavg and MWh, to be delivered by the SELLER, exclusively against generation of POWER from the PLANT, as of the number of BATCHES agreed in the AUCTION, under the terms of this CER;
RESERVE FUND: fund managed by CCEE to which the financial resources available at CONER will be transferred, except the parcel corresponding to the provisions of Article 5, item VI of Decree no. 6.353, dated 2008, which may be operated by the SETTLEMENT BANK after the process of centralized financial liquidation, up to the limit of the credits informed by CCEE in the MAP OF FINANCIAL LIQUIDATION OF EER;
PHYSICAL GUARANTEE: the amount, in MWavg, equivalent to the maximum amount of POWER related to the PLANT that can be used for proving ballast for commercialization of POWER through agreement, established as of Directive MME no. 303, dated November 18, 2004;
UNAVAILABILITY: state in which the unit of generation is not available for operation in the conditions determined in the dispatch orders;
IPCA: National Price Index to Broad Consumer, disclosed by Fundação Instituto Brasileiro de Geografia e Estatística;
AUCTION: bidding process for the contracting of RESERVE POWER, governed by Call to Auction no. 001/2008-ANEEL and correlated documents;
BATCH: amount of POWER equal to 1.0 MWavg, which represents the smallest parcel negotiated in the AUCTION;
EER FINANCIAL LIQUIDATION MAP: Electronic document issued by the Superintendence of CCEE, responsible for informing all amounts to be operated by the SETTLEMENT BANK, individualizing the debts and credits related to the SELLER and USERS;
SHORT TERM MARKET: segment of CCEE where the difference between the amounts of electric power contracted and registered by the AGENTS OF CCEE and the amounts of generation or consumption effectively verified and attributed to the respective AGENTS OF CCEE are traded.
CONTROVERSY NOTICE: formal document destined to communicate the PARTIES of controversies applicable to the provisions of this AGREEMENT and/or related thereto;
ONS: National Operator of the Electric System, responsible for the coordination, supervision, and control of the operation and transmission of electric power of the SIN;
PERIOD OF DELIVERY OF THE CONTRACTED POWER: period in which the PLANT has availability of generation, according to the amounts declared by the SELLER and contained in the Technical Qualification issued by EPE;

PERIOD OF SUPPLY: corresponding to the interval of time of 15 years from the DATE OF BEGINNING OF THE SUPPLY;
PLD: Difference Settlement Price;
COMMERCIALIZATION PROCEDURES: set of rules approved by ANEEL that define the conditions, requirements, events, and terms related to the commercialization of electric power under the CCEE;
NETWORK PROCEDURES: documents elaborated by the ONS with the participation of agents and approved by ANEEL, which establish the procedures and technical requirements necessary for the planning, implementation, use, and operation of the SIN, and for defining the responsibilities of the ONS and of the agents;
FIXED REVENUE: annual remuneration value of the PLANT, presented by the SELLER in the AUCTION, expressed in Reais per year, including, among others, at the discretion of the SELLER, (i) cost and remuneration of the investment (return internal rate), (ii) costs of connection and use of the system of distribution and transmission; (iii) fixed costs of operation and maintenance of the PLANT and other eventual variable costs, (iv) costs with insurance and guarantees of the PLANT and financial commitments of the SELLER, and (v) TAXES and direct and indirect charges necessary for the execution of the object of this AGREEMENT;
COMMERCIALIZATION RULES or RULES: set of operating and commercial rules and their algebraic formulations defined by ANEEL, and of obligatory compliance by the AGENTS OF CCEE, applicable to the commercialization of electric power under the CCEE;
INVOICING MEASUREMENT SYSTEM or SMF: set of equipment necessary for the measurement of the electrical units and set of measure meters, potential transformers, and current transformers necessary for measuring active and reactive power, active and reactive potency, voltage, and other electrical units, as of the technical specification specified;
NATIONAL INTERCONNECTED SYSTEM or SIN: set of facilities and equipment that allow the supply of POWER in the regions of the country electrically interconnected, according to the applicable regulation;
SUBMARKET: division of the National Interconnected System – SIN to which a specific PLD is established and whose frontiers are defined as a result of the presence and duration of relevant restrictions of transmission to the flows of electric power of the SIN;
TAXES: all taxes, fees and contributions levied upon the object of this AGREEMENT, excluding any other currently existing or that may be created over the net profit or result of any of the PARTIES. Such exclusion comprises, but not limited to, the tax over revenue of legal entity, social contribution over net profit or contributions over financial operations;
PLANT: industrial facility described in ATTACHMENT I hereto, destined to the production of electric power, resulting from thermal source of biomass;
END USERS OF THE ELECTRIC POWER OF SIN (“USERS”): all captive consumers (represented by the distribution agents), free consumers, special consumers set forth in § 5 of Article 26 of Law no. 9.427, dated 1996, auto-producers in the parcel of POWER resulting from the interconnection with SIN, exporters, and generators with profile of consumption within CCEE.
SELLER: holder of authorization for the generation of POWER with BATCHES negotiated in the AUCTION.